Exhibit (a)(1)(vii)

U.S. OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING COMMON SHARES HELD BY U.S. HOLDERS AND ALL OUTSTANDING AMERICAN DEPOSITARY SHARES REPRESENTING COMMON SHARES

OF

SYNGENTA AG

PURSUANT TO THE U.S. OFFER TO PURCHASE DATED MARCH 23, 2016

BY

CNAC SATURN (NL) B.V.

AN INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

CHINA NATIONAL CHEMICAL CORPORATION

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 23, 2016, UNLESS THE U.S. OFFER IS EXTENDED.

March 23, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by CNAC Saturn (NL) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its corporate seat in Amsterdam and registered with the trade register of the Chamber of Commerce under number 65434552 (“Purchaser”) and an indirect wholly-owned subsidiary of China National Chemical Corporation, a state-owned enterprise organized under the laws of the People’s Republic of China (“ChemChina”), to act as Information Agent (the “U.S. Information Agent”) in connection with the offer to purchase (the “U.S. Offer”):

(i)	up to 100% of the publicly held registered shares (Namenaktien), with a nominal value of Swiss francs 0.10 per share, of Syngenta AG (“Syngenta”), a Swiss corporation (Aktiengesellschaft) (collectively the “Common Shares” and each a “Common Share”), that are held by U.S. holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”), and

(ii)	up to 100% of the outstanding American Depositary Shares representing Common Shares (collectively the “ADSs” and each an “ADS”), each ADS representing one-fifth (1/5) of a Common Share, from all holders, wherever located, at a purchase price of U.S. $465 per Common Share and U.S. $93 per ADS, in each case, in cash, without interest, payable in U.S. dollars, less the amount of any fees, expenses and withholding taxes that may be applicable (including, in the case of ADSs, a fee of U.S. $0.05 per ADS for the cancellation of tendered ADSs) and subject to any dilutive effects that may be applicable (see “The U.S. Offer—Terms of the U.S. Offer—Consideration and Payment” of the U.S. Offer to Purchase (as defined below)), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase, dated as of March 23, 2016 (the “U.S. Offer to Purchase”) and in the Common Share Acceptance Letter or ADS Letter of Transmittal, as applicable, accompanying the U.S. Offer to Purchase. Except for ADSs held in the former Global BuyDIRECT program, no fraction of a Common Share or ADS will be purchased from any holder and all payments to tendering holders of Common Shares and ADSs pursuant to this U.S. Offer to Purchase will be rounded to the nearest whole cent.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON MAY 23, 2016, UNLESS THE U.S. OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your securities intermediary:

1. The U.S. Offer to Purchase, dated as of March 23, 2016;

2. A printed form of letter to clients for whose accounts you hold ADSs registered in your name or in the name of your securities intermediary, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer;

3. The ADS Letter of Transmittal with enclosed IRS Form W-9, for information purposes;

4. A Notice of Guaranteed Delivery, to be used by ADSs holders to accept the U.S. Offer if the procedures set forth in the U.S. Offer to Purchase to tender ADSs cannot be completed prior to 10:00 a.m., New York City time, on the Expiration Date; and

5. A return envelope addressed to you.

Your attention is directed to the following:

1. The U.S. Offer commenced on March 23, 2016 and will expire at 10:00 a.m., New York City time, on May 23, 2016, unless extended.

2. Simultaneously with the U.S. Offer, Purchaser is making an offer in accordance with the tender offer rules of Switzerland to purchase up to 100% of the outstanding Common Shares from all holders of Common Shares, wherever located, subject to certain restrictions (the “Swiss Offer,” and together with the U.S. Offer, the “Offers”) for the same price and on substantially the same terms as offered to purchase Common Shares in the U.S. Offer.

3. The U.S. Offer is open to all holders of ADSs, wherever located, including Swiss-resident holders, and to all holders of Common Shares who are U.S. Holders. Holders of Common Shares who are not U.S. Holders may only tender their Common Shares into the Swiss Offer. The Offers do not extend to Common Shares or ADSs that Purchaser, ChemChina or their affiliates may, in the future, hold, or to Common Shares or ADSs held in treasury by Syngenta or its affiliates.

4. The U.S. Offer is subject to the satisfaction or waiver of various conditions described in the section entitled “The U.S. Offer—Conditions to the U.S. Offer” in the U.S. Offer to Purchase.

5. Purchaser will not pay any fees or commissions to any broker or dealer or person (other than certain parties described in the U.S. Offer to Purchase, see “The U.S. Offer—Fees and Expenses”) for soliciting tenders of Common Shares and ADSs pursuant to the U.S. Offer. Banks, brokers, dealers and other nominees may, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding materials relating to the Offers to their customers.

6. If required by U.S. federal income tax laws, The Bank of New York Mellon (the “U.S. Tender Agent”) generally will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the U.S. Offer (see the section entitled “The U.S. Offer—Certain U.S. Federal Income Tax Consequences of the U.S. Offer—Information Reporting and Backup Withholding” of the U.S. Offer to Purchase).

7. To validly tender ADSs, send the ADS Letter of Transmittal properly completed and duly executed bearing an original signature (with any required signature guarantees), and all other required documents (including American Depositary Receipts evidencing tendered ADSs, if applicable), to the U.S. Tender Agent at one of its addresses set forth at the end of the U.S. Offer to Purchase as soon as possible and in any event before 10:00 a.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended.

a. In order for a book-entry transfer of ADSs held through a broker or other securities intermediary to constitute a valid tender of ADSs in the U.S. Offer, the ADSs must be tendered by the holder’s securities intermediary before 10:00 a.m., New York City time, on the Expiration Date. Further, before 10:00 a.m., New York City time, on the Expiration Date, the U.S. Tender Agent must receive (i) a confirmation of a book-entry transfer of the tendered ADSs into the U.S. Tender Agent’s account at The Depository Trust Company and (ii) an Agent’s Message (as described in the U.S. Offer to Purchase, see “The U.S. Offer—Procedure for Tendering into the U.S. Offer”) before 10:00 a.m., New York City time, on the Expiration Date.

b. Holders of ADSs that cannot deliver such ADSs and all other required documents to the U.S. Tender Agent before 10:00 a.m., New York City time, on the Expiration Date may nevertheless tender such ADSs by executing a Notice of Guaranteed Delivery and following the guaranteed delivery procedures described in “The U.S. Offer—Procedure for Tendering into the U.S. Offer—Guaranteed Delivery Procedures.”

8. Under no circumstances will Purchaser pay interest on the consideration paid for ADSs pursuant to the U.S. Offer, regardless of any delay in making such payment.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF CHINA NATIONAL CHEMICAL CORPORATION, CNAC SATURN (NL) B.V., THE U.S. INFORMATION AGENT, THE U.S. TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the U.S. Information Agent at its address and telephone number set forth below.

The U.S. Information Agent for the U.S. Offer is:

Georgeson LLC 480 Washington Boulevard 26th Floor Jersey City, NJ 07310 E-mail: syngentaoffer@georgeson.com

U.S. Toll Free Number for Holders of Securities: +1 (866) 431-2096

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